April 20, 2012

JMG Exploration, Inc.

180 South Lake Avenue

Seventh Floor

Pasadena, CA 91101

Attention:

Mr. Justin Yorke

CEO

Dear Mr. Yorke:

We are pleased to submit this non-binding Term Sheet with respect to the transaction described below wherein JMG Exploration, Inc., a company whose stock is quoted on the Over the Counter Pink Sheets (“JMG”), and Ad-Vantage Networks, Inc. (“Ad-Vantage”) will contemplate entering into a business combination.

Item

Description

Structure:

JMG Exploration, Inc. (“JMG”), a Nevada corporation and a publicly traded company that has been engaged in oil and gas exploration and is listed on the Over the Counter Pink Sheets, will enter into a merger transaction with Ad-Vantage Networks, Inc., a Delaware corporation (“Ad-Vantage”), pursuant to which Ad-Vantage will merge with and into JMG, with JMG as the surviving corporation (the “Merger”).  It is proposed that the Merger will be completed on or before a date mutually agreed to by Ad-Vantage and JMG (the “Closing Date”).  Following the Closing Date, JMG will change its name to “Ad-Vantage Networks” or to such other alternate name as shall be approved by Ad-Vantage prior to the Merger.

On the Closing Date, JMG will be fully current in all of its required regulatory filings with the United States Securities and Exchange Commission (“SEC”) and will on the Closing Date have those assets set forth in its Form 10-K for the Fiscal Year ended December 31, 2011 as previously filed with the SEC (the “Form 10-K”), subject to normal changes in the ordinary course of business.  The Oil and Gas Properties of JMG, as described or referred to in the Form 10-K, will be sold as soon as practicable post the closing of the Merger and the proceeds will be available for use by the combined entity.  The above described transactions will hereinafter be referred to as the “Transaction” or “Transactions.”

Series C Investment:

Immediately after the execution of this Term Sheet, one or more of the current holders of outstanding Preferred Stock of Ad-Vantage (the “Investor Group”), and/or one or more designees of the Investor Group who are accredited investors and reasonably acceptable to Ad-Vantage, will purchase shares of Series C Preferred Stock of Ad-Vantage for a minimum aggregate amount of $500,000, at a purchase price of $1.141 per share.

Consideration:

Upon consummation of the Merger, all issued and outstanding shares of Common Stock and Preferred Stock (Series A, B and C) of Ad-Vantage (not including outstanding warrants and options), shall be converted into common stock of JMG.  Outstanding options and warrants of Ad-Vantage shall be converted into like-kind options and warrants of JMG upon consummation of the Merger.

Capitalization of JMG:

The current authorized capital of JMG consists of 25 million shares of common stock and 10 million shares of preferred stock.

Immediately prior to or concurrently with the closing of the Merger, the outstanding shares of Common Stock of JMG shall be combined pursuant to a one-for-two reverse stock split.  In addition, the authorized capitalization of JMG shall be amended to consist of (1) 80 million shares of common stock and (2) 8 million shares of blank check preferred stock, and the capital structure of JMG shall be subject to the reasonable satisfaction of both JMG and Ad-Vantage.

As of the date hereof and immediately prior to the closing of the Merger (and prior to the reverse stock split), the outstanding securities of JMG shall consist of the following:

Common Stock

  5,188,409 shares

Stock Warrants

4,062, 551 shares

Stock Options

    455,000 shares

No other securities of JMG will be outstanding, nor will there exist any other rights for the purchase of securities of JMG, except with respect to the shares of Common Stock to be issued in connection with the Merger, and except as agreed to by both JMG and Ad-Vantage.

Capitalization of Ad-Vantage:

As of the date hereof the outstanding securities of Ad-Vantage consist of the following:

Common Stock

10,431,165 shares

Series A Preferred Stock

  3,492,061 shares

Series B Preferred Stock

  2,191,838 shares

Series C Preferred Stock

     438,368 shares

Vested Options/Warrants

         470,651 shares *

Unvested Options/Warrants

      358,521 shares *

Options to Vest at Closing

1,000,000 shares

Unvested 2012 Performance Options

        500,000 shares **

Unvested 2013 Performance Options

      1,000,000 shares **

*    At 4/30/2012.

** Vesting terms to be mutually agreed to by JMG and Ad-Vantage.

Pro Forma Capitalization:

It is expected that an aggregate of 16,553,432 shares of Common Stock of JMG will be exchanged for the issued and outstanding Ad-Vantage stock, and that an aggregate of 3,329,172 shares of Common Stock of JMG will be covered by options and warrants that are exchanged for Ad-Vantage options and warrants.

The pro-forma capitalization of JMG upon closing of the Merger and the completion of the reverse stock split described above, including the shares of Common Stock of JMG that will be exchanged for the issued and outstanding Ad-Vantage stock and the options and warrants that will be exchanged for Ad-Vantage options and warrants, shall be as set forth on Schedule 1 attached hereto (subject to any additional vesting or exercise of options or warrants prior to the Closing Date).

Financial Statements:

The closing of the Merger will be subject to Ad-Vantage providing to JMG such audited and/or unaudited financial statements as may be required under applicable SEC regulations for inclusion of such statements in JMG’s SEC and other regulatory filings.

Merger Signing Date:

The parties contemplate that a definitive merger agreement (the “Merger Agreement”) will be signed by the parties on or before the last day of the Exclusivity Period (hereinafter defined).  The Merger Agreement shall contain such terms and provisions as shall be mutually agreed upon between Ad-Vantage and JMG consistent with the provisions in this Term Sheet.

Board of Directors:

The Board of Directors of JMG immediately following the closing of the Merger shall consist of five members, as follows: (i) David Grant and Sanjeev Kuwadekar; (ii) two directors to be designated by the Chief Executive Officer of JMG prior to the Closing Date; and (iii) one independent director to be mutually designated by the Chief Executive Officers of JMG and Ad-Vantage prior to the Closing Date.  A stockholders agreement among the principal stockholders of JMG following the merger will specify the election of such persons until the combined company has EBITDA (determined in accordance with generally accepted accounting principles) of at least $1,000,000 per month for two consecutive calendar months after the Closing Date.  Effective as of the Closing Date, all of the current officers of JMG will tender their resignations and all of JMG’s directors will resign.  JMG will prepare and file a Schedule 14f-1 with the SEC and mail it to all of its shareholders at least ten days prior to the Closing Date.

Share Registration:

Immediately following the Closing Date, JMG will use its best efforts to cause all shares of common stock issued by JMG in connection with the Merger in exchange for Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock of Ad-Vantage (the “Priority Shares”) to be registered with the SEC under the applicable provisions of the Securities Act of 1933, as amended (the “1933 Act”), subject to such reductions as shall be imposed by the SEC.  If the SEC imposes reductions on the registration of the Priority Shares, JMG shall continue to use its best efforts to cause all of the Priority Shares to be registered.

JMG will use its best efforts to cause all shares of common stock issued by JMG in connection with the Merger in exchange for Common Stock of Ad-Vantage to be registered with the SEC under the applicable provisions of the 1933 Act not later than the later of (1) twelve months after the Closing Date and (2) six months after all of the Priority Shares have been registered with the SEC.

JMG will use its best efforts to cause all shares of common stock underlying options and warrants issued by JMG in exchange for options and warrants of Ad-Vantage to be registered with the SEC under the applicable provisions of the 1933 Act.

Lock-ups:

All officers and directors of Ad-Vantage shall execute lockup agreements for a period that terminates 12 months after the closing of the Merger (the “Fixed Lockup Period”).

Closing Conditions:

The Closing of the Merger shall be conditioned on the satisfaction of customary closing conditions including, but not limited to, the following:  (1) execution and delivery of all required definitive instruments and agreements including, but not limited to, the Merger Agreement; (2) obtaining all necessary board, shareholder and third party consents; and (3) satisfactory completion by JMG and Ad-Vantage of all business, technical and legal due diligence.

To the extent reasonably practicable, the Merger shall be structured so as not to require the approval of the JMG shareholders.

Exclusivity:

JMG and Ad-Vantage have, in connection with discussions and negotiations in connection with the Transaction, incurred certain legal and other costs and expenses.  From and after the date of execution of this Term Sheet and during a period ending July 30, 2012 (the “Exclusivity Period”), each of Ad-Vantage and JMG hereby respectively agrees that, except for transactions and agreements by Ad-Vantage in the ordinary course of business, it will not enter into any agreement or consummate any transaction with any third party, in whatever form (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the Merger consistent with the terms set forth in this Term Sheet.  During the Exclusivity Period, both JMG and Ad-Vantage will incur additional legal and other costs and expenses in connection with the negotiation of the Transaction and certain due diligence activities relating thereto.  Only in the event that either Ad-Vantage or JMG breaches the aforementioned exclusivity covenant, Ad-Vantage and JMG will reimburse the non breaching party for its documented costs and expenses incurred prior to and after the date of this Term Sheet in connection with the Transaction, up to an amount not to exceed $50,000.

Loan:

The substantive terms and conditions of the proposed Loan are set forth on Schedule 2 attached hereto.

Press Release:

Following the execution of this Term Sheet JMG may issue a press release announcing this proposed Transaction, provided that any such release shall first be presented for review and approval by Ad-Vantage, such approval not to be unreasonably withheld.

Governing Law:

The Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts or choice of laws thereof; provided, that the General Corporation Law of Delaware shall be applicable with respect to Ad-Vantage to the extent the requirements of that law must be met in connection with the Transaction.

Counterparts:

This Term Sheet may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same instrument.  For purpose of this Term Sheet a faxed or pdf copy of an original signature shall be deemed an original signature.

This Term Sheet sets forth the principal terms of the proposed Transactions and is non-binding on the part of the parties hereto, except for the covenants of Ad-Vantage and JMG set forth above in the paragraphs entitled “Exclusivity” and “Loan” which shall be binding on the parties.

[Signature Page Follows]

We are pleased to provide you with this Term Sheet, and look forward to working with you to complete the proposed Transaction.  Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this letter.

Very truly yours,

AD-VANTAGE NETWORKS, INC.

By: /s/David Grant

Title: CEO

Agreed and accepted on this
___ day of April, 2012:

JMG EXPLORATION, INC.

By:

/s/Justin Yorke
Title: CEO

SCHEDULE 1

[Pro Forma Post-Closing Capitalization Table]*

*Subject to interim vesting and exercise

16,553,432 (former Ad-Vantage Shares)

  2,594,205 (Existing JMG Shares after 1 for 2 reverse split)

19,147,637 (Total Issued and Outstanding Common Shares)

  2.258,776 (Vested Existing JMG Options and Warrants after 1 for 2 reverse split)

  1,470,651 (Vested former Ad-Vantage Options and Warrants)

 3,729,427 (Total Vested Options and Warrants)

 1,858,521 (Unvested former Ad-Vantage Options and Warrants)

24,735,585 (Total Fully Diluted, Fully Exercised Common Shares)

SCHEDULE 2

[Loan Terms and Conditions]

Lender:

JMG Exploration, Inc.

Borrower:

Ad-Vantage Networks, Inc.

Principal Amount of Loan:

Up to $1,500,000

Interest Rate:

Ten percent (10%) per annum.

Maturity Date:

The earlier of the Closing Date of the Merger and eighteen (18) months  after closing of the Loan.

Payments:

Interest will be payable quarterly in arrears and outstanding principal will be payable in full on the Maturity Date.

Security:

Secured by the pledge of 2,500,000 outstanding founder shares of Common Stock of Ad-Vantage held by current shareholders and 1,500,000 of outstanding preferred investor shares.  In the event the merger is not successful, the preferred investors will work on a best efforts basis with the Company to complete the Series C Preferred issuance to be used to payoff the principal and interest due on the Loan.  The pledge of the outstanding shares of founder’s Common Stock and preferred investor’s stock will terminate upon payment in full of the principal and accrued interest on the Loan.